EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 24, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2016.  We consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Form S-3 (File No. 333-185654) and on Forms S-8 (File No. 333-197762 and File No. 333-160660).

/s/ GRANT THORNTON LLP
Orlando, Florida
February 24, 2017